Exhibit 10.18
FORM OF
EMPLOYMENT AGREEMENT
     This Employment Agreement (the “Agreement”) is made and entered into as of the ___day of February, 2009, by and between Changing World Technologies, Inc., a Delaware corporation (together with its successors and assigns permitted under this Agreement, the “Company”), and Brian S. Appel (the “Executive”).
W I T N E S S E T H
     WHEREAS, the Company desires to employ the Executive as its Chief Executive Officer and to enter into an employment agreement embodying the terms of such employment; and
     WHEREAS, the Executive desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement.
     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is mutually acknowledged, the Company and the Executive (individually a “Party” and together the “Parties”), intending to be legally bound, agree as follows:
     1. Definitions.
          (a) “Base Salary” shall mean the Executive’s base salary as determined in accordance with Section 4 below, including any applicable increases and decreases.
          (b) “Board” shall mean the Board of Directors of the Company.
          (c) “Cause” shall mean:
(i)	gross negligence or willful misconduct of a material nature in connection with the performance of the Executive’s duties;

(ii)	an indictment or conviction for (or pleading guilty or pleading no contest or nolo contendere to) a felony;

(iii)	a non-de minimis intentional act of dishonesty or misappropriation (or attempted misappropriation) of the Company’s or any of its affiliates’ funds or property (other than a good faith expense account dispute related to a business expense charged in accordance with the Company’s or its subsidiaries’ policies or procedures);

(iv)	a material breach of any of the obligations under the this Agreement or any other agreement between the Executive and the Company, which breach is not remedied within a reasonable period of time after written notice by the Company; or

(v)	a material breach of the Company’s or its subsidiaries’ written or electronically posted policies or procedures that is not remedied after a reasonable period of time following written notice of such breach by the Company.
          (d) “Change in Control” shall occur upon:
(i)	any person, entity or affiliated group becoming the beneficial owner or owners of more than fifty percent (50%) of the outstanding equity securities of the Company, or otherwise becoming entitled to vote shares representing more than fifty percent (50%) of the total voting power of the Company’s then-outstanding securities eligible to vote to elect members of the Board (the “Voting Securities”);

(ii)	a consolidation or merger (in one transaction or a series of related transactions) of the Company pursuant to which the holders of the Company’s equity securities immediately prior to such transaction (or series of related transactions) would not be the holders immediately after such transaction (or series of related transactions) of more than fifty percent (50%) of the Voting Securities of the entity surviving such transaction (or series of related transactions);

(iii)	a change in the composition of the Board occurring within a two (2) year period, as a result of which fewer than a majority of the directors are Incumbent Directors; or

(iv)	a sale of all or substantially all of the Company’s assets.
“Incumbent Directors” will mean directors who either (A) are members of the Board as of the Effective Date, or (B) are elected or nominated for election to the Board with the affirmative votes of at least a majority of the Board at the time of such election or nomination.
     (e) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
     (f) “Compensation Committee” shall mean the Compensation Committee of the Board or another committee of the Board that performs the functions typically associated with a compensation committee.
     (g) “Disability” shall have the meaning ascribed to such term in Treasury Reg. §1.409A-3(i)(4). Any medical determinations shall be made by a competent physician selected by the Company.
     (h) “Effective Date” shall mean February ___, 2009.
     (i) “Good Reason” shall mean, without the Executive’s prior written consent, the occurrence of any of the following events or actions, provided that no finding of Good Reason shall be effective unless and until the Executive has provided the Company, within sixty (60) calendar days of becoming aware of the facts and circumstances underlying the finding of Good Reason, with written notice thereof in accordance with Section 25 below stating with specificity the facts and circumstances underlying the finding of Good Reason and, if the basis for such finding of Good Reason is capable of being cured by the Company, providing the Company with an opportunity to cure the same within thirty (30) calendar days after receipt of such notice in accordance with Section 25 below:
(i)	any material reduction in the Executive’s Base Salary or Target Bonus, other than as part of an across-the-board reduction applicable to all senior executives of the Company that results in a proportional reduction to the Executive equal to that of other executives;

(ii)	an actual relocation of the Executive’s principal office to another location more than 50 miles from its current location;

(iii)	any material diminution in the Executive’s position, duties or responsibilities;

(iv)	any failure to elect the Executive to the Board or removal of the Executive from the Board (other than for Cause or because of legal or regulatory requirements);

(v)	a failure of the Company to obtain the assumption in writing of its obligations under this Agreement by any successor to all or substantially all of the assets of the Company within ten (10) calendar days after completion of a merger, consolidation, sale or similar transaction and the failure to deliver a copy of the document effecting such assumption to the Executive upon Executive’s written request; or

(vi)	a material breach by the Company of any provision of this Agreement;
          (j) “Term of Employment” shall mean the period specified in Section 2 below, as such period may be extended.
     2. Term of Employment.
          The Company hereby employs the Executive, and the Executive hereby accepts such employment, for the period commencing on the Effective Date and ending on the third anniversary thereof, subject to earlier termination of the Term of Employment in accordance with the terms of this Agreement. This Agreement shall be automatically renewed for additional one (1) year periods on each anniversary of the Effective Date thereafter, unless either Party notifies the other Party in writing, in accordance with Section 25, of his or its intention not to renew this Agreement not less than sixty (60) calendar days prior to such expiration date or anniversary, as the case may be.

     3. Position, Duties and Responsibilities; Reporting.
          As of the Effective Date and continuing for the remainder of the Term of Employment, the Executive shall be employed as the Chief Executive Officer of the Company. In this capacity, the Executive shall be have the duties, responsibilities and authority commensurate with the position and such other duties and responsibilities as are appropriate for a person holding the offices set forth in this section and assigned by the Board. Unless prevented by illness, injury or Disability, the Executive shall devote substantially all of the Executive’s time, attention and efforts during normal working hours, and at such other times as the Executive’s duties may reasonably require, to the duties of the Executive’s employment; provided, however, that the Executive may (a) serve on civic or charitable boards or committees; or (b) with the approval of the Board, serve on other corporate boards or committees; provided, further, in each case of (a) or (b), and in the aggregate, that such activities do not conflict or interfere with the performance of the Executive’s duties hereunder or conflict with Section 13. The Executive shall report to the Board in carrying out his duties under this Agreement. As of the Effective Date, the Company shall cause the Executive to be appointed or elected as a member of the Board. If requested, the Executive shall also serve as an executive officer and/or member of the board of directors of any of the Company’s subsidiaries or affiliates without additional compensation.
     4. Base Salary.
          As of the Effective Date and for the remainder of fiscal year 2009, the Executive shall be paid a Base Salary at the rate of two hundred fifty thousand dollars ($250,000) per annum, payable in accordance with the regular payroll practices of the Company. Thereafter, the Base Salary shall be reviewed no less frequently than annually, and the amount thereof may be increased in the discretion of the Board or the Compensation Committee. After giving effect to the preceding two sentences, the Base Salary may not be decreased unless the Executive provides his prior written consent to such decrease or it is part of an across-the-board reduction applicable to all senior executive officers of the Company.
     5. Incentive Compensation Arrangements.
          The Executive’s annual on-target bonus for each fiscal year shall be one hundred-percent (100%) of the Executive’s Base Salary (the “Target Bonus”). The Parties agree that the performance criteria applicable to the Executive’s annual on-target bonus for fiscal year 2009 shall be developed by the Board, in consultation with the Executive, within forty-five days (45) days after the Effective Date, subject to review and approval by the entire Board. The bonus for 2009 shall be based on the full year and not prorated as a result of the Effective Date.
     6. Equity Award.
          During the Term of Employment, at the discretion of the Board, the Executive will be eligible to receive equity awards under the Company’s stock incentive plans based on the performance of the Company, the performance of the Executive, and consistent with the Executive’s role and responsibilities as Chief Executive Officer of the Company, with such awards to be assessed on an annual basis at the sole discretion of the Compensation Committee.

     7. Employee Benefit Programs.
          During the Term of Employment, the Executive shall be entitled to participate in all employee welfare and pension benefit plans, programs and/or arrangements applicable to senior-level executives other than those relating to cash bonuses or equity awards (as to which Sections 5 and 6 hereof shall govern).
     8. Reimbursement of Business Expenses.
          During the Term of Employment, the Executive is authorized to incur reasonable business expenses in carrying out his duties and responsibilities under this Agreement, and the Company shall reimburse him for all such reasonable business expenses, subject to documentation in accordance with the Company’s policies relating thereto.
     9. Perquisites.
          During the Term of Employment, the Executive shall be entitled to participate in the Company’s executive fringe benefit programs applicable to the Company’s senior-level executives (if any) in accordance with the terms and conditions of such programs as in effect from time to time.
     10. Vacation.
          The Executive shall be entitled to an amount of paid vacation established by the Company’s vacation policy, but in no event less than four (4) weeks per year. The Executive may carry over any unused vacation from year to year and will receive payment for any accrued, unused vacation upon termination of employment for any reason in accordance with the Company’s policy.
     11. Legal Fees
          The Company shall pay all reasonable attorneys’ fees and disbursements incurred by Executive in connection with the negotiation of this Agreement and related documents, up to a maximum of $10,000.
     12. Termination of Employment.
          (a) Termination of Employment Due to Death or Disability. In the event of the Executive’s death or Disability during the Term of Employment, the Term of Employment shall end as of the date of the Executive’s death or Disability and he or his estate and/or beneficiaries, as the case may be, shall be entitled to the following:
(i)	Base Salary earned but not paid prior to the date of his death or Disability, and any annual bonus earned pursuant to Section 5, but unpaid, as of the date of death or Disability for the immediately preceding fiscal year, payable when bonuses are paid by the Company to its senior-level executives in respect of such fiscal year; and

(ii)	any amounts earned, accrued or owing to the Executive prior to the date of his death or Disability but not yet paid under Sections 7, 8, 9 or 10 above in accordance with the terms thereof (the “Accrued Obligations”).
          (b) Termination of Employment by the Company for Cause or by the Executive without Good Reason. If the Executive’s employment is terminated by the Company for Cause, other than due to death or Disability, or by the Executive without Good Reason, during the Term of Employment, the Term of Employment shall end as of the date of termination and the Executive shall be entitled to the Accrued Obligations.
          (c) Termination of Employment by the Company Without Cause or by the Executive for Good Reason. If the Executive’s employment is terminated by the Company without Cause, other than due to death or Disability, or by the Executive for Good Reason, during the Term of Employment, the Term of Employment shall end as of the date of termination and the Executive shall be entitled to the following, subject to Section 28:
(i)	the Accrued Obligations;

(ii)	twelve (12) months of Base Salary at the level in effect at the time of termination, payable in a lump sum within thirty (30) days of the date of termination;

(iii)	a payment equal to seventy-five percent (75%) of the Target Bonus for the fiscal year in which termination occurs, payable in a lump sum within thirty (30) days of the date of termination;

(iv)	(A) to the extent permitted by the plans, continued participation in health and dental plans at the same level of coverage the Executive was enrolled in as of the date of termination; or, in the alternative, (B) to have the Company pay the full premiums (employer and employee portions) for the Executive’s and any covered beneficiary’s coverage under COBRA health continuation benefits over the twelve (12) month period immediately following the date of termination;

(v)	the immediate vesting of all outstanding equity compensation awarded to the Executive.
In no event shall a termination of the Executive’s employment without Cause occur unless the Company gives written notice to the Executive in accordance with Section 25 below.
          (d) Termination of Employment Due to a Change in Control. If the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason in connection with or within one (1) year after a Change in Control, the Executive shall be entitled to the same payments and benefits as provided in clauses (i), (ii), (iii), (iv) and (v) of Section 12(c), subject to Section 28.

          (e) Termination by Notice of Nonrenewal by the Company or by the Executive. If the Company terminates the Executive’s employment by providing a notice of nonrenewal in accordance with Section 2 above, the Executive shall be entitled to the Accrued Obligations.
          (f) No Mitigation; No Offset. In the event of a termination of the Executive’s employment for any reason under this Section 12, the Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due to the Executive under this Agreement on account of any compensation attributable to any subsequent compensation he may receive. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others; provided that the foregoing shall in no way limit the Company’s remedies upon a breach or threatened breach of the restrictive covenants in Section 13.
          (g) Waiver and Release. As a condition precedent to receiving the compensation and benefits provided under Sections 12(d) or 12(e) or 12(h), the Executive shall execute a waiver and release substantially in the form attached to this Agreement as Exhibit A.
     13. Restrictive Covenants.
          (a) Noncompetition. During the Employment Term and ending on the date occurring one year after Executive’s cessation of employment for any reason (the “Non-competition Period”), Executive will not, without the consent of the Company, by himself or in partnership or conjunction with, or as a joint venturer or an employee, employer, officer, associate, director, investor, manager, member, principal, owner, shareholder, consultant, contractor, agent or otherwise of, any firm, corporation, entity or other Person, either directly or indirectly, undertake or carry on or be engaged or have any financial or other interest in, or in any other manner advise or assist any firm, corporation, entity or other Person (other than the Company or its affiliates), in connection with the operation of a business anywhere in the world that has been formed primarily for the purpose of or engages in the business of providing capital, marketing, business support, management, investment advisory or other services to hedge funds and/or other investment pools or accounts in return for any direct or indirect financial benefit or which conducts business or provides services, that competes with the business of the Company or any of its affiliates, including any business in which the Company or any of its affiliates engaged during the Employment Term and any business that the Company or any of its affiliates were actively considering conducting at the time of Executive’s termination of employment (collectively, a “Competitive Business”); provided, that Executive may, directly or indirectly, own, solely as an investment, securities of any Person engaged in a Competitive Business which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such Person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such Person.
          (b) Non-Solicitation. During the Non-competition Period, Executive will not, without the consent of the Company, by himself or in partnership or conjunction with, or as an employee, officer, director, manager, consultant or agent of, any firm, corporation, entity or other Person, either directly or indirectly, (i) solicit, entice, encourage or influence, or attempt to solicit, entice, encourage or influence, any employee, consultant or senior advisor of the Company or any of its affiliates to resign or leave the employ of the Company or any of its affiliates or hire, employ, engage or contract with any such Person to perform services other than for the benefit of the Company or its affiliates; provided, however, that the foregoing shall not restrict Executive from conducting general solicitations for employees or contractors (which solicitations are not specifically targeted at any of the employees of the Company or any of its affiliates) through the use of media advertisements, professional search firms or otherwise, or (ii) (a) solicit or induce, or attempt to solicit or induce, or assist any other Person in soliciting or inducing, any client of the Company or any of its affiliates to cease being a client of the Company or any of its affiliates, (b) divert or take away, or attempt to divert or take away, from the Company or any of its affiliates the business or patronage of any client or (c) perform, provide or assist any other Person in performing or providing, services similar to those provided by the Company or any of its affiliates, for any client, customer or other third-party
          (c) Duration and Geographic Scope. The Company and the Executive agree that the duration and geographic scope of the restrictive covenants set forth in this Section 13 are reasonable. In the event that any court of competent jurisdiction determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the Company and the Executive hereto agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The Company and the Executive intend that this provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective. The Executive acknowledges and agrees that the Company would not have an adequate remedy at law and would be irreparably harmed in the event that any of the provisions of this Section 13 were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Executive agrees that the Company shall be entitled to equitable relief, including preliminary and permanent injunctions and specific performance, in the event Executive breaches or threatens to breach any of the provisions of such Sections, without the necessity of posting any bond or proving special damages or irreparable injury. Such remedies shall not be deemed to be the exclusive remedies for a breach or threatened breach of the provisions of this Section 13 by Executive, but shall be in addition to all other remedies available to the Company at law or equity. Executive acknowledges and agrees that no breach by the Company of this Agreement or failure to enforce or insist on its rights under this Agreement shall constitute a waiver or abandonment of any such rights or defense to enforcement of such rights. If the provisions of this Section 13 are ever deemed by a court to exceed the limitations permitted by applicable law, the Executive and the Company agree that such provisions shall be, and are, automatically reformed to the maximum limitations permitted by such law.

     14. Indemnification.
          The Company confirms and acknowledges that the Company is obligated to indemnify the Executive pursuant to the terms of the Indemnification Agreement between the Company and the Executive and that the Executive shall in any event be indemnified to the fullest extent permitted by law.
     15. Assignability; Binding Nature.
          This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, agents, heirs (in the case of the Executive) and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company; provided, however, that such rights or obligations may be assigned or transferred pursuant to a transaction contemplated by clause (i) of the definition of a Change in Control, a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company; provided further, however, that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.
     16. Representation.
          The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization. The Executive represents and warrants that no agreement exists between him and any other person, firm or organization that would be violated by the performance of his obligations under this Agreement.
     17. Entire Agreement.
          This Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, with respect thereto including, without limitation, any offer letters or employment agreements and any nonsolicitation and/or noncompetition agreements between the Parties.
     18. Amendment or Waiver.
          No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.

     19. Withholding.
          The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
     20. Severability.
          In the event that any provision of this Agreement shall be determined by a court of competent jurisdiction to be invalid or unenforceable for any reason, in whole or in part, the remaining parts, terms or provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.
     21. Survivorship.
          The respective rights and obligations of the Parties hereunder shall survive any termination of the Executive’s employment to the extent necessary to preserve such rights and obligations.
     22. Controlling Document.
          If any provision of any agreement, plan, program, policy, arrangement or other written document between or relating to the Company and the Executive conflicts with any provision of this Agreement, the provision of this Agreement shall control and prevail.
     23. Beneficiaries/References.
          The Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive’s death by giving the Company written notice thereof. In the event of the Executive’s death, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.
     24. Governing Law/Jurisdiction.
          (a) This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York without reference to principles of conflicts of law unless superseded by federal law. The Parties agree that, subject to Section 25(b) below, any suit, action or other legal proceeding that is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of New York (or, if appropriate, a federal court located within the State of New York), and the Parties consent to the jurisdiction of such court.
          (b) Any dispute or controversy, except with respect to Section 13, arising under or in connection with this Agreement or the Executive’s employment with the Company or any termination thereof, or any compensatory matter shall be settled exclusively by arbitration, conducted before a single arbitrator in New York, New York, in accordance with the rules of the American Arbitration Association then in effect. Judgment on such award may be entered in any court of applicable jurisdiction. In the event that any equity or benefit plan bases treatment of the Executive on any term utilized herein, disputes with regard to such term shall be determined pursuant to this Section 25(b). If the arbitrator so determines, the Executive shall be entitled to recover reasonable legal fees, costs and disbursements incurred in connection with any arbitration or legal proceeding related to this Agreement or the Executive’s employment or termination thereof or any compensatory matter if the arbitrator also determines that the Executive has substantially prevailed in substantially all of the claims subject to such proceeding or dispute.
     25. Notices.
          All notices shall be in writing, shall be hand delivered or sent to the following addresses listed below using a reputable overnight express delivery service and shall be deemed to be received when hand delivered or one (1) calendar day after depositing with such overnight service for next day delivery.

If to the Company:	Changing World Technologies, Inc.
460 Hempstead Avenue
West Hempstead, New York 11552
Attention: Corporate Secretary

with a copy to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention: Alexander D. Lynch, Esq.

If to the Executive:

Brian S. Appel
233 Locust Street
West Hempstead, New York 11552
     26. Headings.
          The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.
     27. Cooperation.
          The Executive agrees to cooperate with the Company in the investigation, defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company related to events occurring during Executive’s employment with the Company. Such cooperation shall include meeting with representatives of the Company upon reasonable notice at reasonable times and locations to prepare for discovery or any mediation, arbitration, trial, administrative hearing or other proceeding or to act as a witness.

The Executive shall notify the Company if the Executive is asked to assist, testify or provide information by or to any person, entity or agency in any such proceeding or investigation. The Company shall reimburse the Executive for expenses reasonably incurred in connection therewith. Any such cooperation occurring after the termination of Executive’s employment shall be scheduled to the extent reasonably practicable so as not to unreasonably interfere with Executive’s business or personal affairs.
     28. Compliance with Code Section 409A.
          (a) If any payment, compensation or other benefit provided to the Executive in connection with his employment termination is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is a specified employee as defined in Section 409A(2)(B)(i), no part of such payments shall be paid before the day that is six (6) months plus one (1) day after the date of termination (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to the Executive during the period between the date of termination and the New Payment Date shall be paid to the Executive in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement. Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to the Executive that would not be required to be delayed if the premiums therefor were paid by the Executive, the Executive shall pay the full cost of premiums for such welfare benefits during the six-month period and the Company shall pay the Executive an amount equal to the amount of such premiums paid by the Executive during such six-month period promptly after its conclusion.
          (b) The Parties acknowledge and agree that the interpretation of Section 409A and its application to the terms of this Agreement is uncertain and may be subject to change as additional guidance and interpretations become available. Anything to the contrary herein notwithstanding, all benefits or payments provided by the Company to the Executive that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A are intended to comply with Section 409A. If, however, any such benefit or payment is deemed to not comply with Section 409A, the Company and the Executive agree to renegotiate in good faith any such benefit or payment (including, without limitation, as to the timing of any severance payments payable hereof) so that either (i) Section 409A will not apply or (ii) compliance with Section 409A will be achieved; provided, however, that any resulting renegotiated terms shall provide to the Executive the after-tax economic equivalent of what otherwise has been provided to the Executive pursuant to the terms of this Agreement, and provided further, that any deferral of payments or other benefits shall be only for such time period as may be required to comply with Section 409A.
     29. Counterparts.
          This Agreement may be executed in two or more counterparts, and such counterparts shall constitute one and the same instrument. Signatures delivered by facsimile shall be deemed effective for all purposes to the extent permitted under applicable law.
REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

CHANGING WORLD TECHNOLOGIES, INC.

By:

Name:
Title:

THE EXECUTIVE

Name:	Brian S. Appel

EXHIBIT A
     This RELEASE (“Release”) dated as of                      between Changing World Technologies, Inc., a Delaware corporation (the “Company”), and Brian Appel (the “Executive”).
     WHEREAS, the Company and the Executive previously entered into an employment agreement dated                      under which the Executive was employed to serve as the Company’s Chief Executive Officer (the “Employment Agreement”); and
     WHEREAS, the Executive’s employment with the Company (has been) (will be) terminated effective                     ; and
     WHEREAS, pursuant to Section 12 of the Employment Agreement, the Executive is entitled to certain compensation and benefits upon such termination, contingent upon the execution of this Release;
     NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein and in the Employment Agreement, the Company and the Executive agree as follows:
          1. The Executive, on his own behalf and on behalf of his heirs, estate and beneficiaries, does hereby release the Company, and in such capacities, any of its Subsidiaries or affiliates, and each past or present officer, director, agent, employee, shareholder, and insurer of any such entities, from any and all claims made, to be made, or which might have been made of whatever nature, whether known or unknown, from the beginning of time, including those that arose as a consequence of his employment with the Company, or arising out of the severance of such employment relationship, or arising out of any act committed or omitted during or after the existence of such employment relationship, all up through and including the date on which this Release is executed, including, but not limited to, those which were, could have been or could be the subject of an administrative or judicial proceeding filed by the Executive or on his behalf under federal, state or local law, whether by statute, regulation, in contract or tort, and including, but not limited to, every claim for front pay, back pay, wages, bonus, fringe benefit, any form of discrimination (including but not limited to, every claim of race, color, sex, religion, national origin, disability or age discrimination), wrongful termination, emotional distress, pain and suffering, breach of contract, compensatory or punitive damages, interest, attorney’s fees, reinstatement or reemployment. If any arbitrator or court rules that such waiver of rights to file, or have filed on his behalf, any administrative or judicial charges or complaints is ineffective, the Executive agrees not to seek or accept any money damages or any other relief upon the filing of any such administrative or judicial charges or complaints. The Executive relinquishes any right to future employment with the Company and the Company shall have the right to refuse to re-employ the Executive, in each case without liability of the Executive or the Company. The Executive acknowledges and agrees that even though claims and facts in addition to those now known or believed by him to exist may subsequently be discovered, it is his intention to fully settle and release all claims he may have against the Company and the persons and entities described above, whether known, unknown or suspected.
     2. The Company and the Executive acknowledge and agree that the release contained in Paragraph 1 does not, and shall not be construed to, release or limit the scope of any existing obligation of the Company (i) to indemnify the Executive for his acts as an officer or director of Company in accordance with the bylaws of Company, the Indemnification Agreement (as defined in Section 14 of the Employment Agreement), and other agreements or the law, as to continued coverage and rights under director and officer liability insurance policies or (ii) to the Executive and his eligible, participating dependents or beneficiaries under any existing group welfare, equity, or retirement plan of the Company in which the Executive and/or such dependents are participants.
     3. The Executive acknowledges that he has been provided at least 21 days to review the Release and has been advised to review it with an attorney of his choice. In the event the Executive elects to sign this Release prior to this 21 day period, he agrees that it is a knowing and voluntary waiver of his right to wait the full 21 days. The Executive further understand that he has 7 days after the signing hereof to revoke it by so notifying the Company in writing, such notice to be received by the Corporate Secretary within the 7 day period. The Executive further acknowledge that he has carefully read this Release, knows and understands its contents and its binding legal effect. The Executive acknowledge that by signing this Release, he does so of his own free will and act and that it is his intention that he be legally bound by its terms.
     IN WITNESS WHEREOF, the parties have executed this Release on the date first above written.

CHANGING WORLD TECHNOLOGIES, INC.

By:

Name:
Title:

THE EXECUTIVE

Brian S. Appel